PRESS RELEASE ISSUED DECEMBER 10, 1996


DEFIANCE, OHIO -- Thomas C. Williams, President and CEO of Rurban Financial Corp., ("Rurban") announced that on December 9, 1996 the company's Board of Directors declared a quarterly cash dividend of $.15 per share, payable on January 6, 1997 to shareholders of record on December 24, 1996.

In addition to the cash dividend, the Board also declared a 5% share dividend to be distributed on or about January 31, 1997 to shareholders as of record on December 24, 1996. Rurban currently has 10,000,000 shares of stock authorized and 2,179,378 shares of stock issued and outstanding.

The Investment Banking firms of Everen Securities, Inc., McDonald & Company and The Ohio Company are the prime market makers for these shares.

Rurban is a registered bank holding company and is the parent organization of The State Bank and Trust Company of Defiance, Peoples Banking Company of Findlay, The First National Bank of Ottawa and The Citizens Savings Bank Company of Pemberville, Rurbanc Data Services, Inc. and Rurban Life Insurance Company.